TERM LOAN AGREEMENT

by and between

Knollwood Estates Operating Company, LLC,

a Michigan limited liability company

Sun River Ridge Limited Partnership,

a Michigan limited partnership

Sun Countryside Gwinnett, LLC,

a Michigan limited liability company

as Borrowers

and

Bank of America, N.A.,

a national banking association,

as Lender,

with respect to

Knollwood Estates, Allendale, Michigan

River Ridge, Austin, Texas

Countryside Village of Gwinnett, Buford, Georgia

i

ii

iii

Schedules to Term Loan Agreement
Schedule 1	Definitions
Schedule 2	Leasing and Tenant Matters
Schedule 3	Swap Contracts

iv

Term Loan Agreement

This Term Loan Agreement (this “Agreement”) is made as of the 29th day of June, 2009, by and between Knollwood Estates Operating Company LLC, a Michigan limited liability company; Sun River Ridge Limited Partnership, a Michigan limited partnership; and Sun Countryside Gwinnett LLC, a Michigan limited liability company (collectively, the “Borrower”), and Bank of America, N.A., a national banking association (“Lender”).

Recitals

Borrower has applied to Lender for a loan for the purpose of refinancing existing indebtedness with respect to the real property that will serve as security for the loan. Lender has agreed to make the loan on the terms and conditions set forth in this Agreement and in the other documents evidencing and securing the loan.

Now, therefore, in consideration of the premises, and in further consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

Agreements

Article I

General Information.

Section 1.1	Conditions to Closing.

The conditions precedent to closing the Loan and recording the Collateral Instruments are set forth in the Closing Checklist and have been satisfied.

Section 1.2	Schedules.

The Schedules attached to this Agreement are incorporated herein and made a part hereof.

Section 1.3	Defined Terms.

Capitalized terms in this Agreement shall have the meanings ascribed to such terms in the Preamble hereto and in Schedule 1.

Article II

Terms of the Loan.

Section 2.1	The Loan.

Borrower agrees to borrow the Loan from Lender, and Lender agrees to lend the Loan to Borrower, subject to the terms and conditions herein set forth, in an amount not to exceed the Loan Amount. Interest shall accrue and be payable in arrears only on sums advanced hereunder for the period of time outstanding. The Loan is not a revolving loan; amounts repaid may not be re-borrowed.

Section 2.2	Advance.

At closing, Lender shall advance Loan proceeds in the amounts, and to the parties, specified in the closing statement agreed upon between Borrower and Lender.

Section 2.3	Liability of Lender.

Lender shall in no event be responsible or liable to any Person other than Borrower for the disbursement of or failure to disburse the Loan proceeds or any part thereof and no Person other than Borrower shall have any right or claim against Lender under this Agreement or the other Loan Documents.

Article III

Representations and Warranties.

Each Borrower, for itself only, makes the following representations and warranties to Lender as of the date hereof:

Section 3.1	Organization, Power and Authority of Borrower; Loan Documents.

Each Borrower (a) is either a limited partnership or limited liability companyduly organized, existing and in good standing under the laws of the state in which it is organized and is duly qualified to do business and is in good standing in the state in which the Land is located (if different from the state of its formation) and in any other state where the nature of Borrower’s business or property requires it to be qualified to do business, and (b) has the power, authority and legal right to own its property and carry on the business now being conducted by it and to engage in the transactions contemplated by the Loan Documents. The Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower, and the execution and delivery of, and the carrying out of the transactions contemplated by, such Loan Documents, and the performance and observance of the terms and conditions thereof, have been duly authorized by all necessary organizational action by and on behalf of Borrower. The Loan Documents to which Borrower is a party constitute the valid and legally binding obligations of Borrower and are fully enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability may be limited by laws generally affecting the enforcement of creditors’ rights.

Section 3.2	Other Documents; Laws.

The execution and performance of the Loan Documents to which Borrower is a party and the consummation of the transactions contemplated thereby, to the Borrower’s knowledge, will not conflict with, result in any breach of, or constitute a default under, the organizational documents of Borrower, or, to the Borrower’s knowledge, any contract, agreement, document or other instrument to which Borrower is a party or by which Borrower or any of its properties may be bound or affected, and such actions do not and will not violate or contravene any Law to which Borrower is subject.

Section 3.3	Taxes.

Borrower has filed all federal, state, county and municipal Tax returns required to have been filed by Borrower and has paid all Taxes which have become due pursuant to such returns or pursuant to any Tax assessments received by Borrower.

Section 3.4	Legal Actions.

There are no Claims or investigations by or before any court or Governmental Authority, pending, or to the best of Borrower’s knowledge, threatened in writing against or affecting Borrower, Borrower’s business or the Property which would result in a material adverse effect to the Borrower. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority affecting Borrower or the Property.

Section 3.5	Nature of Loan.

Borrower is a business or commercial organization. The Loan is being obtained solely for business or investment purposes, and will not be used for personal, family, household or agricultural purposes.

Section 3.6	Trade Names.

Borrower conducts its business solely under the name set forth in the Preamble to this Agreement and makes use of no trade names in connection therewith, unless such trade names have been previously disclosed to Lender in writing, including the names Knollwood, River Ridge and Countryside Gwinnett.

Section 3.7	Financial Statements.

The financial statements heretofore delivered by Borrower and each Guarantor to Lender are true and correct in all material respects, have been prepared in accordance with sound accounting principles consistently applied, and fairly present the respective financial conditions of the subjects thereof as of the respective dates thereof.

Section 3.8	No Material Adverse Change.

No material adverse change has occurred in the financial conditions reflected in the financial statements of Borrower or the Guarantor since the respective dates of such statements previously provided, and no material additional liabilities have been incurred by Borrower since the dates of such statements other than the borrowings contemplated herein or as approved in writing by Lender.

Section 3.9	ERISA and Prohibited Transactions.

As of the date hereof and throughout the term of the Loan: (a) Borrower is not and will not be (i) an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) a “governmental plan” within the meaning of Section 3(32) of ERISA, or (iii) a “plan” within the meaning of Section 4975(e) of the Code; (b) the assets of Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in Section 2510.3-101 of Title 29 of the Code of Federal Regulations; (c) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans; and (d) Borrower will not engage in any transaction that would cause any Obligation or any action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Collateral Instruments or any of the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Borrower agrees to deliver to Lender such certifications or other evidence of compliance with the provisions of this Section as Lender may from time to time request.

Section 3.10	Compliance with Laws and Zoning and Other Requirements; Encroachments.

To Borrower’s knowledge, Borrower is in compliance with the requirements of all applicable Laws. To Borrower’s knowledge, the use of the Property complies with applicable zoning ordinances, regulations and restrictive covenants affecting the Land. All use and other requirements of any Governmental Authority having jurisdiction over the Property have been satisfied. Borrower has not received written notice that any violation of any Law exists with respect to the Property. To Borrower’s knowledge, the Property is in compliance with all applicable use or other restrictions and the provisions of all applicable agreements, declarations and covenants and all applicable zoning and subdivision ordinances and regulations.

Section 3.11	Utilities; Roads; Access.

All utility services necessary for the operation of the Property for its intended purposes have been fully installed, including telephone service, cable television, water supply, storm and sanitary sewer facilities, natural gas and electric facilities. All roads and other accesses necessary to serve the Land have been completed, are serviceable in all weather, and where required by the appropriate Governmental Authority, have been dedicated to and formally accepted by such Governmental Authority.

Section 3.12	Other Liens.

Except for contracts for labor, materials and services furnished or to be furnished in connection with any construction at the Property or in the ordinary course of Borrower’s business, Borrower has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Property.

Section 3.13	No Defaults.

There is no Default or Event of Default under any of the Loan Documents, and there is no default or event of default by Borrower under any material contract, agreement or other document related to the operation of the Property.

Article IV

Affirmative Covenants and Agreements.

Borrower covenants as of the date hereof and until such time as all Obligations shall be paid and performed in full, that:

Section 4.1	Compliance with Laws; Use of Proceeds.

Borrower shall comply with all Laws and all orders, writs, injunctions, decrees and demands of any court or any Governmental Authority affecting Borrower or the Property. Borrower shall use all proceeds of the Loan for business purposes which are not in contravention of any Law or any Loan Document.

Section 4.2	Inspections; Cooperation.

Borrower shall permit representatives of Lender to enter upon the Land, upon reasonable advance notice as provided below in this Section 4.2, to inspect the Property as well as all records and books of account maintained by or on behalf of Borrower relating thereto and to discuss the affairs, finances and accounts pertaining to the Loan and the Property with representatives of Borrower. Borrower shall at all times reasonably cooperate and cause each and every one of its contractors, subcontractors and material suppliers to cooperate with the representatives of Lender in connection with or in aid of the performance of Lender’s functions under this Agreement. Except in the event of an emergency, Lender shall give Borrower at least forty-eight hours’ notice by telephone in each instance before entering upon the Land and/or exercising any other rights granted in this Section.

Section 4.3	Payment and Performance of Contractual Obligations.

Borrower shall perform in a timely manner all of its obligations under any and all contracts and agreements related to any construction activities at the Property or the maintenance or operation of the Property, and Borrower will pay when due all bills for services or labor performed and materials supplied in connection with such construction, maintenance and/or operation. Within thirty (30) days after the filing of any construction or mechanic’s lien or other lien or encumbrance against the Property, Borrower will promptly discharge the same by payment or filing a bond or otherwise as permitted by Law. So long as Lender’s security has been protected by the filing of a bond or otherwise in a manner satisfactory to Lender in its reasonable discretion, Borrower shall have the right to contest in good faith any claim, lien or encumbrance, provided that Borrower does so diligently and without prejudice to Lender.

Section 4.4                             Insurance.

Borrower shall maintain the following insurance at its sole cost and expense:

(a)         Insurance against Casualty to the Property under a policy or policies covering such risks as are presently included in “special form” (also known as “all risk”) coverage, including such risks as are ordinarily insured against by similar businesses, but in any event including fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, damage from aircraft, smoke, vandalism, malicious mischief and acts of terrorism. Such insurance shall name Lender as mortgagee and loss payee. Unless otherwise agreed in writing by Lender, such insurance shall be for the full insurable value of the Property on a replacement cost basis, with a deductible amount, if any, satisfactory to Lender. No policy of insurance shall be written such that the proceeds thereof will produce less than the minimum coverage required by this Section by reason of co-insurance provisions or otherwise. The term “full insurable value” means one hundred percent (100%) of the actual replacement cost of the Property (excluding foundation and excavation costs and costs of underground flues, pipes, drains and other uninsurable items).

(b)       Commercial (also known as comprehensive) general liability insurance on an “occurrence” basis against claims for “personal injury” liability and liability for death, bodily injury and damage to property, products and completed operations, in limits satisfactory to Lender with respect to any one occurrence and the aggregate of all occurrences during any given annual policy period. Such insurance shall name Lender as an additional insured.

(c)         Workers’ compensation insurance for all employees of Borrower in such amount as is required by Law and including employer’s liability insurance, if required by Lender.

(d)       If at any time any portion of any structure on the Property securing the Loan is insurable against Casualty by flood and is located in a Special Flood Hazard Area under the Flood Disaster Protection Act of 1973, as amended, a flood insurance policy in form and amount acceptable to Lender but in no amount less than the amount sufficient to meet the requirements of applicable Law as such requirements may from time to time be in effect.

(e)        Such other and further insurance as may be required from time to time by Lender in order to comply with regular requirements and practices of Lender in similar transactions including, if required by Lender, boiler and machinery insurance, pollution liability insurance, wind insurance and earthquake insurance, so long as any such insurance is generally available at commercially reasonable premiums as determined by Lender from time to time.

Each policy of insurance (i) shall be issued by one or more insurance companies each of which must have an A.M. Best Company financial and performance rating of B++IX or better and are qualified or authorized by the Laws of the state where the Property is located to assume the risks covered by such policy, (ii) with respect to the insurance described under the preceding Subsections (a) and (d), shall have attached thereto standard non-contributing, non-reporting mortgagee clauses in favor of and entitling Lender without contribution to collect any and all proceeds payable under such insurance, either as sole payee or as joint payee with Borrower, (iii) shall provide that such policy shall not be canceled or modified for nonpayment of premiums without at least ten (10) days prior written notice to Lender, or for any other reason without at least thirty (30) days prior written notice to Lender, and (iv) shall provide that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of Borrower which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. Borrower shall promptly pay all premiums when due on such insurance and, not less than ten (10) days prior to the expiration dates of each such policy, Borrower will deliver to Lender acceptable evidence of insurance, such as a renewal policy or policies marked “premium paid” or other evidence reasonably satisfactory to Lender reflecting that all required insurance is current and in force. Borrower will immediately give Notice to Lender of any cancellation of, or change in, any insurance policy. Lender shall not, because of accepting, rejecting, approving or obtaining insurance, incur any liability for (A) the existence, nonexistence, form or legal sufficiency thereof, (B) the solvency of any insurer, or (C) the payment of losses. Borrower may satisfy any insurance requirement hereunder by providing one or more “blanket” insurance policies, subject to Lender’s approval in each instance as to limits, coverages, forms, deductibles, inception and expiration dates, and cancellation provisions.

Section 4.5	Adjustment of Condemnation and Insurance Claims.

Borrower shall give prompt Notice to Lender of any Casualty or any Condemnation or threatened Condemnation. Lender is authorized, at its sole and absolute option, in connection with any Claim in excess of $300,000, to commence, appear in and prosecute, in its own or Borrower’s name, any action or proceeding relating to any Condemnation or Casualty, and to make proof of loss for and to settle or compromise any Claim in connection therewith. In such case, Lender shall have the right to receive all Condemnation Awards and Insurance Proceeds, and may deduct therefrom all of its Expenses. However, so long as no Event of Default has occurred and Borrower is diligently pursuing its rights and remedies with respect to a Claim, Lender will obtain Borrower’s written consent (which consent shall not be unreasonably withheld or delayed) before making proof of loss for or settling or compromising such Claim in excess of $300,000. Borrower agrees to diligently assert its rights and remedies with respect to each Claim and to promptly pursue the settlement and compromise of each Claim, subject to Lender’s approval in connection with any Claim in excess of $300,000, which approval shall not be unreasonably withheld or delayed. Borrower is authorized to settle or compromise any Claim of $300,000 or less. If, prior to the receipt by Lender of any Condemnation Award or Insurance Proceeds, the Property shall have been sold pursuant to the provisions of the Collateral Instruments, Lender shall have the right to receive such funds (a) to the extent of any deficiency found to be due upon such sale with interest thereon (whether or not a deficiency judgment on the Collateral Instruments shall have been sought or recovered or denied), and (b) to the extent necessary to reimburse Lender for its Expenses. If any Condemnation Awards or Insurance Proceeds are paid to Borrower, Borrower shall receive the same in trust for Lender. Within ten (10) days after Borrower’s receipt of any Condemnation Awards or Insurance Proceeds, Borrower shall deliver such awards or proceeds to Lender in the form in which they were received, together with any endorsements or documents that may be necessary to effectively negotiate or transfer the same to Lender. Borrower agrees to execute and deliver from time to time, upon the reasonable request of Lender, such further instruments or documents as may be requested by Lender to confirm the grant and assignment to Lender of any Condemnation Awards or Insurance Proceeds.

Section 4.6	Utilization of Net Proceeds.

(a)        Net Proceeds must be utilized either for payment of the Obligations or for the restoration of the Property. Net Proceeds may be utilized for the restoration of the Property only if no Default shall exist and only if in the reasonable judgment of Lender (i) there has been no material adverse change in the financial viability of the Property which would impair the ability of the Borrower to repay the Loan, (ii) the Net Proceeds, together with other funds deposited with Lender for that purpose, are sufficient to pay the cost of the restoration pursuant to a budget and plans and specifications approved by Lender (which approval shall not be unreasonably withheld or delayed), and (iii) the restoration can be completed prior to the final maturity of the Loan and prior to the date required by any permanent loan commitment or any purchase and sale agreement or by any Lease. Otherwise, Net Proceeds shall be utilized for payment of the Obligations.

(b)       If Net Proceeds are to be utilized for the restoration of the Property, the Net Proceeds, together with any other funds deposited with Lender for that purpose, must be deposited in a Borrower’s Deposit Account, which shall be an interest-bearing account, with all accrued interest to become part of Borrower’s deposit. Borrower agrees that it shall include all interest and earnings on any such deposit as its income (and, if Borrower is a partnership or other pass-through entity, the income of its partners, members or beneficiaries, as the case may be), and shall be the owner of all funds on deposit in the Borrower’s Deposit Account for federal and applicable state and local tax purposes. Lender shall have the exclusive right to manage and control all funds in the Borrower’s Deposit Account, but Lender shall have no fiduciary duty with respect to such funds and shall have no liability to the Borrower or any other party with respect thereto unless arising from the gross negligence or willful misconduct of Lender. Lender will advance the deposited funds from time to time to Borrower or a contractor designated by Borrower for the payment of costs of restoration of the Property upon presentation of customary evidence reasonably acceptable to Lender that the portion of the restoration for which payment is to be made has been completed satisfactorily and lien-free. Any account fees and charges may be deducted from the balance, if any, in the Borrower’s Deposit Account. Borrower grants to Lender a security interest in the Borrower’s Deposit Account and all funds hereafter deposited to such deposit account, and any proceeds thereof, as security for the Obligations. Such security interest shall be governed by the Uniform Commercial Code of the State, and Lender shall have available to it all of the rights and remedies available to a secured party thereunder. The Borrower’s Deposit Account may be established and held in such name or names as Lender shall deem appropriate, including in the name of Lender. Borrower hereby constitutes and appoints Lender and any officer or agent of Lender its true and lawful attorneys-in-fact with full power of substitution, which respect to any Claim which the Lender is authorized to make proof of loss for and to settle or comprise under Section 4.5, to open the Borrower’s Deposit Account and to do any and every act that Borrower might do on its own behalf to fulfill the terms of this Section 4.6. To the extent permitted by Law, Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. It is understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked.

Section 4.7	Management.

Borrower at all times shall provide for the competent and responsible management and operation of the Property. At all times, Borrower shall cause the Property to be managed by an Approved Manager. All management contracts affecting the Property shall be terminable upon thirty (30) days’ written notice without penalty or charge (except for unpaid accrued management fees). All management contracts must be approved in writing by Lender prior to the execution of the same (which approval shall not be unreasonably withheld or delayed).

Section 4.8	Books and Records; Financial Statements; Tax Returns.

Borrower will keep and maintain full and accurate books and records administered in accordance with sound accounting principles, consistently applied, showing in detail the earnings and expenses of the Property and the operation thereof. Borrower will keep and maintain its books and records, including recorded data of any kind and regardless of the medium of recording, at the address of Borrower set forth in Section 8.6. Upon reasonable advance notice, Borrower shall permit Lender, or any Person authorized by Lender, to inspect and examine such books and records (regardless of where maintained) and all supporting vouchers and data and to make copies and extracts therefrom at all reasonable times and as often as may be requested by Lender. Borrower will furnish or cause to be furnished to Lender annual financial statements, including balance sheets and income statements, for Borrower, each Guarantor and the Property, within ninety (90) days after each fiscal year end for the respective reporting party. Borrower will also furnish or cause to be furnished to Lender quarterly consolidated, unaudited, financial statements, including consolidated balance sheets and income statements, for Borrower, each Guarantor and the Property, within fifty (50) days after each fiscal quarter end (except the last) for the respective reporting party. In addition, Borrower will furnish or cause to be furnished to Lender, with reasonable promptness, such other interim financial statements of Borrower, each Guarantor and the Property, together with such additional information, reports or statements in connection therewith, as Lender may from time to time reasonably request. All financial statements must be in form and detail acceptable to Lender and must be certified as to accuracy by Borrower or the respective Guarantor, as the case may be. Borrower shall provide, upon Lender’s request, convenient facilities for the audit and verification of any such statement. All certifications and signatures on behalf of corporations, partnerships, limited liability companies and other entities shall be by an authorized representative of the reporting party.

Section 4.9	Estoppel Certificates.

Within fourteen (14) days after any request by Lender or a proposed assignee or purchaser of the Loan or any interest therein, Borrower shall certify in writing to Lender, or to such proposed assignee or purchaser, the then unpaid balance of the Loan and whether, to Borrower’s knowledge, Borrower claims any right of defense or setoff to the payment or performance of any of the Obligations, and if Borrower claims any such right of defense or setoff, Borrower shall give a detailed written description of such claimed right.

Section 4.10	Taxes; Tax Receipts.

Borrower shall pay and discharge all Taxes prior to the date on which penalties are attached thereto unless and to the extent only that such Taxes are contested in accordance with the terms of the Collateral Instruments. If Borrower fails, following demand, to provide Lender the tax receipts required under the Collateral Instruments, without limiting any other remedies available to Lender, Lender may, at Borrower’s sole expense, obtain and enter into a tax services contract with respect to the Property with a tax reporting agency satisfactory to Lender.

Section 4.11	Lender’s Rights to Pay and Perform.

If, after any required notice, Borrower fails to promptly pay or perform any of the Obligations within any applicable grace or cure periods, Lender, without further Notice to or demand upon Borrower, and without waiving or releasing any Obligation or Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Borrower. Lender may enter upon the Property for that purpose and take all action thereon as Lender considers reasonably necessary or appropriate.

Section 4.12	Reimbursement; Interest.

Subject to applicable notice and cure periods, if Lender shall incur any Expenses or pay any Claims by reason of the Loan or the rights and remedies provided under the Loan Documents (regardless of whether or not any of the Loan Documents expressly provide for an indemnification by Borrower against such Claims), Lender’s payment of such Expenses and Claims shall constitute advances to Borrower which shall be paid by Borrower to Lender on demand, together with interest thereon from the date incurred until paid in full at the rate of interest then applicable to the Loan under the terms of the Note. Each advance shall be secured by the Collateral Instruments and the other Loan Documents as fully as if made to Borrower, regardless of the disposition thereof by the party or parties to whom such advance is made. Notwithstanding the foregoing, however, in any action or proceeding to foreclose the Collateral Instruments or to recover or collect the Obligations, the provisions of Law governing the recovery of costs, disbursements and allowances shall prevail unaffected by this Section.

Section 4.13	Notification by Borrower.

Borrower will promptly give Notice to Lender of the occurrence of any Default or Event of Default hereunder or under any of the other Loan Documents.

Section 4.14	Indemnification by Borrower.

Borrower agrees to indemnify Lender and to hold Lender harmless from and against, and to defend Lender by counsel approved by Lender against, any and all Claims directly or indirectly arising out of or resulting from any transaction, act, omission, event or circumstance in any way connected with the Property or the Loan, including any Claim arising out of or resulting from (a) any construction activity at the Property, including any defective workmanship or materials; (b) any failure by Borrower to comply with the requirements of any Laws or to comply with any agreement that applies or pertains to the Property, including any agreement with a broker or “finder” in connection with the Loan or other financing of the Property; (c) any failure by Borrower to observe and perform any of the obligations imposed upon the landlord under the Leases; (d) any other Default or Event of Default hereunder or under any of the other Loan Documents; or (e) any assertion or allegation that Lender is liable for any act or omission of Borrower or any other Person in connection with the ownership, financing, leasing, operation or sale of the Property; provided, however, that Borrower shall not be obligated to indemnify Lender with respect to any Claim arising from the gross negligence or willful misconduct of Lender. The agreements and indemnifications contained in this Section shall apply to Claims arising both before and after the repayment of the Loan, as a result of any act, omission, event or condition existing or occurring on or before the Transition Date, and shall survive the repayment of the Loan, any foreclosure or deed, assignment or conveyance in lieu thereof and any other action by Lender to enforce the rights and remedies of Lender hereunder or under the other Loan Documents.

Section 4.15	Fees and Expenses.

Borrower shall pay all reasonable fees, charges, costs and expenses required to satisfy the conditions of the Loan Documents. Without limitation of the foregoing, subject to applicable notice and cure periods, Borrower will pay, when due, and if paid by Lender will reimburse Lender on demand for, all reasonable fees and expenses of any construction consultant (if any), the title insurer, environmental engineers, appraisers, surveyors and Lender’s counsel in connection with the closing, administration, modification or any “workout” of the Loan, or the enforcement of Lender’s rights and remedies under any of the Loan Documents.

Section 4.16	Appraisals.

Lender may obtain from time to time an appraisal of all or any part of the Property, prepared in accordance with written instructions from Lender, from a third-party appraiser satisfactory to, and engaged directly by, Lender. The cost of one such appraisal obtained by Lender in each calendar year and the cost of each such appraisal obtained by Lender following the occurrence of an Event of Default shall by borne by Borrower and shall be paid by Borrower on demand.

Section 4.17	Leasing and Tenant Matters.

Borrower shall comply with the terms and conditions of Schedule 2 in connection with the leasing of space within the Property.

Section 4.18	Preservation of Rights.

Borrower shall obtain, preserve and maintain in good standing, as applicable, all rights, privileges and franchises necessary or desirable for the operation of the Property and the conduct of Borrower’s business thereon or therefrom.

Section 4.19	Income from Property.

Borrower shall first apply all income derived from the Property, including all income from Leases, to pay costs and expenses associated with the ownership, maintenance, operation and leasing of the Property, including all amounts then required to be paid under the Loan Documents, before using or applying such income for any other purpose. No such income shall be distributed or paid to any member, partner, shareholder or, if Borrower is a trust, to any beneficiary or trustee, unless and until all such costs and expenses which are then due shall have been paid in full.

Section 4.20	Representations and Warranties.

Borrower shall take all reasonable actions and shall do all things reasonably necessary or desirable to cause all of Borrower’s representations and warranties in this Agreement to be true and correct at all times in all material respects.

Section 4.21	Debt Service Coverage Ratio.

Borrower shall maintain a Debt Service Coverage Ratio of at least 1.40 to 1.00.

Section 4.22	Adjusted EBITDA to Fixed Charges Ratio.

The Borrower shall cause the Guarantor to maintain a ratio of Adjusted EBITDA to Fixed Charges for any Computation Period of not less than 1.45 to 1.00.

Section 4.23	Total Leverage Ratio.

The Borrower shall cause the Guarantor to maintain a Total Leverage Ratio as of the last day of any Computation Period of not greater than 0.70 to 1.00.

Section 4.24	Swap Contracts.

In the event that Borrower shall elect to enter into a Swap Contract with Swap Counterparty, Borrower shall comply with all of the terms and conditions of Schedule 3 with respect to all Swap Contracts.

Article V

Negative Covenants.

Borrower covenants as of the date hereof and until such time as all Obligations shall be paid and performed in full, that:

Section 5.1	Conditional Sales.

Borrower shall not incorporate in the Property any property acquired under a conditional sales contract or lease or as to which the vendor retains title or a security interest, without the prior written consent of Lender, except Borrower or Guarantor, or their respective Affiliates, may enter into contracts to sell or lease homes within the Property.

Section 5.2	Insurance Policies and Bonds.

Borrower shall not do or permit to be done anything that would affect the coverage or indemnities provided for pursuant to the provisions of any insurance policy, performance bond, labor and material payment bond or any other bond given in connection with any construction at the Property.

Section 5.3	Additional Debt.

Borrower shall not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (a) the Loan, and (b) advances or trade debt or accrued expenses incurred in the ordinary course of business of operating the Property. No other debt may be secured by the Property, whether senior, subordinate or pari passu.

Article VI

Events of Default.

The occurrence or happening, from time to time, of any one or more of the following shall constitute an Event of Default under this Agreement:

Section 6.1	Payment Default.

Borrower fails to pay any Obligation under this Agreement within seven (7) days after Notice from the Lender that such Obligation is past due.

Section 6.2	Default Under Other Loan Documents.

An Event of Default (as defined therein) occurs under the Note or the Collateral Instruments or any other Loan Document, or Borrower or Guarantor fails to promptly pay, perform, observe or comply with any term, obligation or agreement contained in any of the Loan Documents (within any applicable grace or cure period).

Section 6.3	Accuracy of Information; Representations and Warranties.

Any information contained in any financial statement, schedule, report or any other document delivered by Borrower or Guarantor to Lender in connection with the Loan proves not to be in all material respects true and accurate at the time when made, or Borrower or Guarantor shall have failed to state any material fact or any fact necessary to make such information not misleading, or any representation or warranty contained in this Agreement or in any other Loan Document or other document, certificate or opinion delivered to Lender in connection with the Loan, proves to be incorrect or misleading in any material respect either on the date when made or on the date when reaffirmed pursuant to the terms of this Agreement.

Section 6.4	Deposits.

Borrower fails to deposit funds with Lender, in the amount requested by Lender, pursuant to the provisions of Section 4.6, within ten (10) days from the effective date of a Notice from Lender requesting such deposit, or Borrower fails to deliver to Lender any Condemnation Awards or Insurance Proceeds within ten (10) days after Borrower’s receipt thereof.

Section 6.5	Insurance Obligations.

Borrower fails to promptly perform or comply with any of the covenants contained in the Loan Documents with respect to maintaining insurance, including the covenants contained in Section 4.4.

Section 6.6	Other Obligations.

Borrower fails to promptly perform or comply with any of the Obligations set forth in this Agreement (other than those expressly described in other Sections of this Article VI), and such failure continues uncured for a period of thirty (30) days after Notice from Lender to Borrower, unless (a) such failure, by its nature, is not reasonably capable of being cured within such period, and (b) within such period, Borrower commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (c) Borrower causes such failure to be cured no later than ninety (90) days after the date of such Notice from Lender.

Section 6.7	Construction Lien.

A lien for the performance of work or the supply of materials filed against the Property remains unsatisfied or unbonded for a period of thirty (30) days after the date of filing or service.

Section 6.8	Bankruptcy.

Borrower, any general partner of a Borrower or the Guarantor files a bankruptcy petition or makes a general assignment for the benefit of creditors, or a bankruptcy petition is filed against Borrower, any general partner of a Borrower or the Guarantor and such involuntary bankruptcy petition continues undismissed for a period of ninety (90) days after the filing thereof.

Section 6.9	Appointment of Receiver, Trustee, Liquidator.

Borrower, any general partner of a Borrower or the Guarantor applies for or consents in writing to the appointment of a receiver, trustee or liquidator of Borrower, any general partner of a Borrower, the Guarantor, the Property, or all or substantially all of the other assets of Borrower, any general partner of a Borrower or the Guarantor, or an order, judgment or decree is entered by any court of competent jurisdiction on the application of a creditor appointing a receiver, trustee or liquidator of Borrower, the Guarantor, the Property, or all or substantially all of the other assets of Borrower or the Guarantor.

Section 6.10	Inability to Pay Debts.

Borrower or the Guarantor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

Section 6.11	Judgment.

A final nonappealable judgment for the payment of money involving more than $1,000,000 is entered against Borrower or the Guarantor, and Borrower or the Guarantor fails to discharge the same, or fails to cause it to be discharged or bonded off to Lender’s reasonable satisfaction, within sixty (60) days from the date of the entry of such judgment.

Section 6.12	Dissolution; Change in Business Status.

Unless the written consent of Lender is previously obtained, all or substantially all of the business assets of Borrower, any general partner of a Borrower or the Guarantor are sold, Borrower or the Guarantor is dissolved, or there occurs any merger or consolidation involving Borrower or the Guarantor, unless the successor resulting from such merger or consolidation is controlled by Sun Communities, Inc.

Section 6.13	Default Under Other Indebtedness.

Borrower or the Guarantor fails to pay any indebtedness (other than the Loan) owed by Borrower or such Guarantor to Lender when and as due and payable (whether by acceleration or otherwise) within any applicable grace or cure period.

Section 6.14	Change in Controlling Interest.

Without the prior written consent of Lender (which consent may be conditioned, among other matters, on the issuance of a satisfactory endorsement to the title insurance policy insuring Lender’s interest under the Collateral Instruments), the controlling interest in Borrower ceases to be owned by Sun Communities Operating Limited Partnership, or any successor by merger or otherwise which is controlled by Sun Communities, Inc..

Article VII

Remedies on Default.

Section 7.1	Remedies on Default.

Upon the happening of any Event of Default, Lender shall have the right, in addition to any other rights or remedies available to Lender under the Collateral Instruments or any of the other Loan Documents or under applicable Law, to exercise any one or more of the following rights and remedies:

(a)         Lender may accelerate all of Borrower’s Obligations under the Loan Documents whereupon such Obligations shall become immediately due and payable, without notice of default, acceleration or intention to accelerate, presentment or demand for payment, protest or notice of nonpayment or dishonor, or notices or demands of any kind or character (all of which are hereby waived by Borrower).

(b)       Lender may apply to any court of competent jurisdiction for, and obtain appointment of, a receiver for the Property.

(c)        Lender may set off the amounts due Lender under the Loan Documents against any and all accounts, credits, money, securities or other property of Borrower now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower.

Section 7.2	No Release or Waiver; Remedies Cumulative and Concurrent.

Borrower shall not be relieved of any Obligation by reason of the failure of Lender to comply with any request of Borrower or of any other Person to take action to foreclose on the Property under the Collateral Instruments or otherwise to enforce any provision of the Loan Documents, or by reason of the release, regardless of consideration, of all or any part of the Property. No delay or omission of Lender to exercise any right, power or remedy accruing upon the happening of an Event of Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or any acquiescence therein. No delay or omission on the part of Lender to exercise any option for acceleration of the maturity of the Obligations, or for foreclosure of the Collateral Instruments following any Event of Default as aforesaid, or any other option granted to Lender hereunder in any one or more instances, or the acceptance by Lender of any partial payment on account of the Obligations shall constitute a waiver of any such Event of Default and each such option shall remain continuously in full force and effect. No remedy herein conferred upon or reserved to Lender is intended to be exclusive of any other remedies provided for in the Loan Documents, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under the Loan Documents, or now or hereafter existing at Law or in equity or by statute. Every right, power and remedy given by the Loan Documents to Lender shall be concurrent and may be pursued separately, successively or together against Borrower or the Property or any part thereof, and every right, power and remedy given by the Loan Documents may be exercised from time to time as often as may be deemed expedient by Lender.

Article VIII

Miscellaneous.

Section 8.1	Further Assurances; Authorization to File Documents.

At any time, and from time to time, upon the reasonable request by Lender, Borrower will, at Borrower’s expense, (a) correct any defect, error or omission which may be discovered in the form or content of any of the Loan Documents, and (b) make, execute, deliver and record, or cause to be made, executed, delivered and recorded, any and all further instruments, certificates and other documents as may, in the reasonable opinion of Lender, be necessary or desirable in order to complete, perfect or continue and preserve the lien of the Collateral Instruments; provided, however, that such correction or further instruments, certificates or other documents shall not increase the Obligations or reduce the benefits to Borrower under the Loan or the Loan Documents. Upon any failure by Borrower to do so, after any applicable notice and cure periods, Lender may make, execute and record any and all such instruments, certificates and other documents for and in the name of Borrower, all at the sole expense of Borrower, and Borrower hereby appoints Lender the agent and attorney-in-fact of Borrower to do so, this appointment being coupled with an interest and being irrevocable. Without limitation of the foregoing, Borrower irrevocably authorizes Lender at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements deemed reasonably necessary by Lender to establish or maintain the validity, perfection and priority of the security interests granted in the Collateral Instruments, and Borrower ratifies any such filings made by Lender prior to the date hereof. In addition, at any time, and from time to time, upon request by Lender, Borrower will, at Borrower’s expense, provide any and all further instruments, certificates and other documents as may, in the opinion of Lender, be necessary or desirable in order to verify the Borrower’s identity and background in a manner reasonably satisfactory to Lender.

Section 8.2	No Warranty by Lender.

By accepting or approving anything required to be observed, performed or fulfilled by Borrower or to be given to Lender pursuant to this Agreement, including any certificate, survey, receipt, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof and any such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto by Lender, other than Borrower having complied with its Obligations with respect to such item or matter.

Section 8.3	Standard of Conduct of Lender.

Nothing contained in this Agreement or any other Loan Document shall limit the right of Lender to exercise its business judgment or to act, in the context of the granting or withholding of any advance or consent under this Agreement or any other Loan Document, in a subjective manner, whether or not objectively reasonable under the circumstances, so long as Lender’s exercise of its business judgment or action is made or undertaken in good faith. Borrower and Lender intend by the foregoing to set forth and affirm their entire understanding with respect to the standard pursuant to which Lender’s duties and obligations are to be judged and the parameters within which Lender’s discretion may be exercised hereunder and under the other Loan Documents. As used herein, “good faith” means honesty in fact in the conduct and transaction concerned.

Section 8.4	No Partnership.

Nothing contained in this Agreement shall be construed in a manner to create any relationship between Borrower and Lender other than the relationship of borrower and lender and Borrower and Lender shall not be considered partners or co-venturers for any purpose on account of this Agreement.

Section 8.5	Severability.

In the event any one or more of the provisions of this Agreement or any of the other Loan Documents shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any other respect, or in the event any one or more of the provisions of any of the Loan Documents operates or would prospectively operate to invalidate this Agreement or any of the other Loan Documents, then and in either of those events, at the option of Lender, such provision or provisions only shall be deemed null and void and shall not affect the validity of the remaining Obligations, and the remaining provisions of the Loan Documents shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

Section 8.6	Notices.

All Notices required or which any party desires to give hereunder or under any other Loan Document shall be in writing and, unless otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service or by certified United States mail, postage prepaid, addressed to the party to whom directed at the applicable address set forth below (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by facsimile. Any Notice shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided that service of a Notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in this Agreement or in any other Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason.

The addresses and fax numbers of Borrower are:

Knollwood Estates Operating Company LLC

c/o Sun Communities, Inc.

27777 Franklin Rd., Suite 200

Southfield, MI 48034

Fax Number: 248-208-2646

Sun River Ridge Limited Partnership

c/o Sun Communities, Inc.

27777 Franklin Rd., Suite 200

Southfield, MI 48034

Fax Number: 248-208-2646

Sun Countryside Gwinnett LLC

c/o Sun Communities, Inc.

27777 Franklin Rd., Suite 200

Southfield, MI 48034

Fax Number: 248-208-2646

With a copy to:

Richard A. Zussman, Esq.

Jaffe Raitt Heuer & Weiss PC

27777 Franklin Rd., Suite 2500

Southfield, MI 48034

The address and fax number of Lender are:

Bank of America, N.A.

Mail Code: MI8-900-04-20

2600 West Big Beaver Road

Troy, Michigan 48084

Attn: Scott McLean

Fax Number: (248) 822-5749

With a copy to:

Daniel C. Watson, Esq.

Dykema Gossett PLLC

400 Renaissance Center

Detroit, Michigan 48243

Section 8.7                               Permitted Successors and Assigns; Disclosure of Information.

(a)        Each and every one of the covenants, terms, provisions and conditions of this Agreement and the Loan Documents shall apply to, bind and inure to the benefit of Borrower, its successors and those assigns of Borrower consented to in writing by Lender, and shall apply to, bind and inure to the benefit of Lender and the endorsees, transferees, successors and assigns of Lender, and all Persons claiming under or through any of them.

(b)       Borrower agrees not to transfer, assign, pledge or hypothecate any right or interest in any payment or advance due pursuant to this Agreement, or any of the other benefits of this Agreement, without the prior written consent of Lender, which consent may be withheld by Lender in its sole and absolute discretion. Any such transfer, assignment, pledge or hypothecation made or attempted by Borrower without the prior written consent of Lender shall be void and of no effect. No consent by Lender to an assignment shall be deemed to be a waiver of the requirement of prior written consent by Lender with respect to each and every further assignment and as a condition precedent to the effectiveness of such assignment.

(c)        Lender may sell or offer to sell the Loan or interests therein to one or more assignees or participants. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were Lender hereunder. No such assignment or participation shall increase the Borrower’s Obligations nor decrease the Borrower’s rights or benefits under the Loan Documents. Borrower shall not be obligated to reimburse the Lender or any assignee(s) or participant(s) for any of their costs or expenses in connection with any such assignment or participation. Lender may disseminate any information it now has or hereafter obtains pertaining to the Loan, including any security for the Loan, any credit or other information on the Property (including environmental reports and assessments), Borrower or the Guarantor, to any actual or prospective assignee or participant (provided that such actual or prospective assignee or participant shall agree to treat all financial information exchanged as confidential) to Lender’s Affiliates, including Banc of America Securities LLC; to any regulatory body having jurisdiction over Lender; or to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and the Loan.

Section 8.8	Modification; Waiver.

None of the terms or provisions of this Agreement may be changed, waived, modified, discharged or terminated except by instrument in writing executed by the party or parties against whom enforcement of the change, waiver, modification, discharge or termination is asserted. None of the terms or provisions of this Agreement shall be deemed to have been abrogated or waived by reason of any failure or failures to enforce the same.

Section 8.9	Third Parties; Benefit.

All conditions to the obligation of Lender to make advances hereunder are imposed solely and exclusively for the benefit of Lender and its assigns and no other Persons shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be the beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time in the sole and absolute exercise of its discretion. The terms and provisions of this Agreement are for the benefit of the parties hereto and, except as herein specifically provided, no other Person shall have any right or cause of action on account thereof.

Section 8.10    Rules of Construction.

The words “hereof,” “herein,” “hereunder,” “hereto,” and other words of similar import refer to this Agreement in its entirety. The terms “agree” and “agreements” mean and include “covenant” and “covenants.” The words “include” and “including” shall be interpreted as if followed by the words “without limitation.” The captions and headings contained in this Agreement are included herein for convenience of reference only and shall not be considered a part hereof and are not in any way intended to define, limit or enlarge the terms hereof. All references (a) made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) made in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, (c) to the Loan Documents are to the same as extended, amended, restated, supplemented or otherwise modified from time to time unless expressly indicated otherwise, (d) to the Land or the Property shall mean all or any portion of each of the foregoing, respectively, and (e) to Articles, Sections and Schedules are to the respective Articles, Sections and Schedules contained in this Agreement unless expressly indicated otherwise.

Section 8.11	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided, however, that all such counterparts shall together constitute one and the same instrument.

Section 8.12	Governing Law.

This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State.

Section 8.13	Time of Essence.

Time shall be of the essence for each and every provision of this Agreement of which time is an element.

Section 8.14	Electronic Transmission of Data.

Lender and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Lender and their Affiliates and other Persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless and indemnify Lender from any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

Section 8.15	Dispute Resolution.

(a)         Arbitration. Except to the extent expressly provided below, any Dispute shall, upon the request of either party, be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state law), the then-current rules for arbitration of financial services disputes of AAA and the “Special Rules” set forth below. In the event of any inconsistency, the Special Rules shall control. The filing of a court action is not intended to constitute a waiver of the right of Borrower or Lender, including the suing party, thereafter to require submittal of the Dispute to arbitration. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute in any court having jurisdiction over such action. For the purposes of this Dispute Resolution Section only, the terms “party” and “parties” shall include any parent corporation, subsidiary or Affiliate of Lender involved in the servicing, management or administration of any obligation described in or evidenced by this Agreement, together with the officers, employees, successors and assigns of each of the foregoing.

(b)	Special Rules.

(i)        The arbitration shall be conducted in any U.S. state where real or tangible personal property collateral is located, or if there is no such collateral, in the City and County where Lender is located pursuant to its address for notice purposes in this Agreement.

(ii)       The arbitration shall be administered by AAA, who will appoint an arbitrator. If AAA is unwilling or unable to administer the arbitration, or if AAA is unwilling or unable to enforce or legally precluded from enforcing any and all provisions of this Dispute Resolution Section, then any party to this Agreement may substitute another arbitration organization that has similar procedures to AAA and that will observe and enforce any and all provisions of this Dispute Resolution Section. All Disputes shall be determined by one arbitrator; however, if the amount in controversy in a Dispute exceeds Five Million Dollars ($5,000,000), upon the request of any party, the Dispute shall be decided by three arbitrators (for purposes of this Agreement, referred to collectively as the “arbitrator”).

(iii)      All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement; provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

(iv)      The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing. The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any. The arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation and enforcement shall not be subject to arbitration.

(v)       The arbitrator will give effect to statutes of limitations and any waivers thereof in determining the disposition of any Dispute and may dismiss one or more claims in the arbitration on the basis that such claim or claims is or are barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Dispute is the equivalent of the filing of a lawsuit.

(vi)      Any dispute concerning this arbitration provision, including any such dispute as to the validity or enforceability of this provision, or whether a Dispute is arbitrable, shall be determined by the arbitrator; provided, however, that the arbitrator shall not be permitted to vary the express provisions of these Special Rules or the Reservations of Rights in subsection (c) below.

(vii)	The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Agreement.

(viii)    The arbitration will take place on an individual basis without reference to, resort to, or consideration of any form of class or class action.

(c)         Reservations of Rights. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Agreement, or (ii) apply to or limit the right of Lender (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (iii) apply to or limit the right of either party to pursue rights against a party to this Agreement in a third-party proceeding in any action brought in a state, federal or international court, tribunal or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). Lender may exercise the rights set forth in clauses (ii) (A) through (C), inclusive, and either party may exercise the rights set forth in clause (iii), before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the Dispute occasioning resort to such remedies. No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration of any Dispute.

(d)        Conflicting Provisions for Dispute Resolution. If there is any conflict between the terms, conditions and provisions of this Section and those of any other provision or agreement for arbitration or dispute resolution, the terms, conditions and provisions of this Section shall prevail as to any Dispute arising out of or relating to (i) this Agreement, (ii) any other Loan Document, (iii) any related agreements or instruments, or (iv) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort). In any other situation, if the resolution of a given Dispute is specifically governed by another provision or agreement for arbitration or dispute resolution, the other provision or agreement shall prevail with respect to said Dispute.

(e)         Jury Trial Waiver in Arbitration. By agreeing to this Section, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Dispute.

Section 8.16	Forum.

Borrower hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court or any United States federal court sitting in the State specified in the governing law section of this Agreement over any Dispute and to the jurisdiction of any state court or any United States federal court sitting in the state in which any of the Property is located in connection with the enforcement of the Collateral Instruments. Borrower hereby irrevocably waives, to the fullest extent permitted by Law, any objection that Borrower may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the state specified in the governing law section of this Agreement may be made by certified or registered mail, return receipt requested, directed to Borrower at its address for notice set forth in this Agreement, or at a subsequent address of which Lender received actual notice from Borrower in accordance with the notice section of this Agreement, and service so made shall be complete five (5) days after the same shall have been so mailed. Nothing herein shall affect the right of Lender to serve process in any manner permitted by Law or limit the right of Lender to bring proceedings against Borrower in any other court or jurisdiction.

Section 8.17	WAIVER OF JURY TRIAL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO ARBITRATE ANY “DISPUTE” (FOR PURPOSES OF THIS SECTION, AS DEFINED IN SCHEDULE 1) AS SET FORTH IN THIS AGREEMENT, TO THE EXTENT ANY “DISPUTE” IS NOT SUBMITTED TO ARBITRATION OR IS DEEMED BY THE ARBITRATOR OR BY ANY COURT WITH JURISDICTION TO BE NOT ARBITRABLE OR NOT REQUIRED TO BE ARBITRATED, BORROWER AND LENDER WAIVE TRIAL BY JURY IN RESPECT OF ANY SUCH “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE.” THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND BORROWER AND LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. BORROWER FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 8.18	USA Patriot Act Notice.

Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies

Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 8.19	Entire Agreement.

The Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment by Lender to make the Loan are merged into the Loan Documents. Except as incorporated in writing into the Loan Documents, there are no representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other instrument or agreement, including any other Loan Document, the terms, conditions and provisions of this Agreement shall prevail.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed as of the date first above written.

BORROWER: Knollwood Estates Operating Company LLC
By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership
Title:	Sole Member
By:	Sun Communities, Inc., a Maryland corporation
Title:	General Partner
	By:	/s/ Jonathon M. Colman
	Name:	Jonathan M. Colman
	Title:	Executive Vice President

Sun River Ridge Limited Partnership
By:	River Ridge Investments LLC, a Michigan limited liability company
Title:	General Partner
By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership
Title:	Sole member
By:	Sun Communities, Inc., a Maryland corporation
Title:	General Partner
	By:	/s/ Jonathon M. Colman
	Name:	Jonathan M. Colman
	Title:	Executive Vice President

Sun Countryside Gwinnett LLC
By:	Sun QRS Countryside, Inc., a Michigan corporation
Title:	Manager
	By:	/s/ Jonathon M. Colman
	Name:	Jonathan M. Colman
	Title:	Executive Vice President

LENDER: Bank of America, N.A.
By:	/s/ Scott McLean
Name:	Scott McLean
Title:	Vice President

Schedule 1

Definitions

Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified, such definitions to be applicable equally to the singular and the plural forms of such terms and to all genders:

“AAA” means the American Arbitration Association, or any successor thereof.

“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Actual Operating Revenue” means, with respect to any period of time, all income, computed on an annualized basis in accordance with generally accepted accounting principles, collected from the ownership and operation of the Property from whatever source (other than any source affiliated with Borrower or the Guarantor), including Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds from tenants, uncollectible accounts, sales of furniture, fixtures and equipment, interest income, Condemnation Awards, Insurance Proceeds (other than business interruption or other loss of income insurance), unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy, and non-recurring or extraordinary income, including lease termination payments. Actual Operating Revenue shall be net of rent concessions and credits.

“Adjusted EBITDA” means such term as defined in the Credit Agreement, as it may be amended or modified.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Approved Manager” means Borrower or any Affiliate of Borrower or Guarantor or any other reputable and creditworthy property manager, subject to the prior approval of Lender, not to be unreasonably withheld, with a portfolio of properties comparable to the Property under active management.

“Authorized Signer” means any signer of this Agreement, acting alone, or any other representative of Borrower duly designated and authorized by Borrower to sign draw requests in a writing addressed to Lender.

“Banking Day” means any day that is not a Saturday, Sunday or banking holiday in the State.

“Borrower’s Deposit Account” means an account established with Lender pursuant to the terms of Section 4.6.

“Calculation Period” means the twelve (12) month period ending on any Determination Date.

“Casualty” means any act or occurrence of any kind or nature that results in material damage, loss or destruction to the Property.

“Claim” means any liability, suit, action, claim, demand, loss, expense, penalty, fine, judgment or other cost of any kind or nature whatsoever, including reasonable fees, costs and expenses of attorneys, consultants, contractors and experts.

“Closing Checklist” means that certain Closing Requirements and Checklist setting forth the conditions for closing the Loan and recording the Collateral Instruments.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Instruments” means, collectively: (i) the Mortgage of even date herewith given by Knollwood Estates Operating Company LLC to Lender to secure the Obligations, (ii) the Deed to Secure Debt of even date herewith given by Sun Countryside Gwinnett LLC to Lender to secure the Obligations, and (iii) the Deed of Trust of even date herewith given by Sun River Ridge Limited Partnership to Lender to secure the Obligations, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Computation Period” means such term as defined in the Credit Agreement, as it may be amended or modified.

“Condemnation” means any taking of title to, use of, or any other interest in the Property under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.

“Condemnation Awards” means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation heretofore or hereafter made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.

“Credit Agreement” means the Credit Agreement, dated as of September 30, 2004, as amended, among the Guarantor, Sun Communities, Inc., the various financial institutions party thereto, as Lenders, and the Lender, as Administrative Agent, as it may be amended or modified.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, “Controlling” or “Controlled” have meanings correlative thereto.

“Debt Service” means the sum of twelve monthly principal and interest payments each in the amount that would be necessary to amortize the principal balance outstanding on the Loan as of the applicable Determination Date over a 30-year amortization period with interest at the greater of: (1) the interest rate actually in effect under the Note as of the Determination Date, or (2) Eight percent (8.00%) per annum.

“Debt Service Coverage Ratio” means, as of any Determination Date, for the applicable Calculation Period the ratio, as determined by Lender, of Net Operating Income to Debt Service.

“Default” means an event or circumstance that, with the giving of Notice or lapse of time, or both, would constitute an Event of Default under the provisions of this Agreement.

“Determination Date” means the last day of any fiscal quarter as of which Lender makes a determination regarding Borrower’s satisfaction or failure to satisfy the Debt Service Coverage Ratio as described herein.

“Dispute” means any controversy, claim or dispute between or among the parties to this Agreement, including any such controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Loan Document, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

“Environmental Agreement” means, collectively, the Environmental Indemnification and Release Agreements of even date herewith by and between Borrower and Lender pertaining to the Property, as the same may from time to time be extended, amended, restated or otherwise modified.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any event or circumstance specified in Article VI and the continuance of such event or circumstance beyond the applicable grace and/or cure periods therefor, if any, set forth in Article VI.

“Expenses” means all fees, charges, costs and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after an Event of Default) by Lender in making, funding, administering or modifying the Loan, in negotiating or entering into any “workout” of the Loan, or in exercising or enforcing any rights, powers and remedies provided in the Collateral Instruments or any of the other Loan Documents, including reasonable attorneys’ fees, court costs, receiver’s fees, management fees and costs incurred in the repair, maintenance and operation of, or taking possession of, or selling, the Property.

“Fixed Charges” means such term as defined in the Credit Agreement, as it may be amended or modified.

“Governmental Authority” means any governmental or quasi-governmental entity, including any court, department, commission, board, bureau, agency, administration, service, district or other instrumentality of any governmental entity.

“Guarantor” means Sun Communities Operating Limited Partnership and its successors and assigns.

“Guaranty” means the Guaranty Agreement of even date herewith executed by Guarantor for the benefit of Lender, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Insurance Proceeds” means the insurance claims under and the proceeds of any and all policies of insurance covering the Property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such Property, in each case whether now or hereafter existing or arising.

“Land” means the land described in and encumbered by the Collateral Instruments.

“Laws” means all federal, state and local laws, statutes, rules, ordinances, regulations, codes, licenses, authorizations, decisions, injunctions, interpretations, orders or decrees of any court or other Governmental Authority having jurisdiction as may be in effect from time to time.

“Leases” means all leases, license agreements and other occupancy or use agreements (whether oral or written), now or hereafter existing, which cover or relate to the Property or any part thereof, together with all options therefor, amendments thereto and renewals, modifications and guaranties thereof, including any cash or security deposited under the Leases to secure performance by the tenants of their obligations under the Leases, whether such cash or security is to be held until the expiration of the terms of the Leases or applied to one or more of the installments of rent coming due thereunder.

“Loan” means the loan from Lender to Borrower, the repayment obligations in connection with which are evidenced by the Note.

“Loan Amount” means Eighteen Million Five Hundred Forty One Thousand Two Hundred Fifty and No/100 Dollars ($18,541,250.00).

“Loan Documents” means this Agreement, the Note, the Collateral Instruments, the Environmental Agreement, the Guaranty, any Swap Contract, and any and all other documents which Borrower or Guarantor have executed and delivered, or may hereafter execute and deliver, to evidence, secure or guarantee the Obligations, or any part thereof, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Net Operating Income” means, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Actual Operating Revenue, as such amount may be adjusted by Lender in its reasonable discretion based on Lender’s customary underwriting standards, including adjustments for vacancy allowance and other concessions, less a capital expenditure reserve equal to $50 for each pad in the Property. As used herein, “vacancy allowance” means an allowance for reductions in potential income attributable to vacancies, tenant turnover, and nonpayment of rent.

“Net Proceeds,” when used with respect to any Condemnation Awards or Insurance Proceeds, means the gross proceeds from any Condemnation or Casualty remaining after payment of all expenses, including attorneys’ fees, incurred in the collection of such gross proceeds.

“Note” means the Promissory Note of even date herewith, in an amount equal to the Loan Amount, made by Borrower to the order of Lender, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Notice” means a notice, request, consent, demand or other communication given in accordance with the provisions of Section 8.6 of this Agreement.

“Obligations” means all present and future debts, obligations and liabilities of Borrower to Lender arising pursuant to, or on account of, the provisions of this Agreement, the Note or any of the other Loan Documents, including the obligations: (a) to pay all principal, interest, late charges, prepayment premiums (if any) and other amounts due at any time under the Note; (b) to pay all Expenses, indemnification payments, fees and other amounts due at any time under the Collateral Instruments or any of the other Loan Documents, together with interest thereon as provided in the Collateral Instruments or such Loan Document; (c) to pay and perform all obligations of Borrower under any Swap Contract; and (d) to perform, observe and comply with all of the terms, covenants and conditions, expressed or implied, which Borrower is required to perform, observe or comply with pursuant to the terms of this Agreement, the Collateral Instruments or any of the other Loan Documents.

“Operating Expenses” means, with respect to any period of time, the total of all expenses actually paid or payable, computed on an annualized basis in accordance with generally accepted accounting principles, of whatever kind relating to the ownership, operation, maintenance or management of the Property, including utilities, ordinary repairs and maintenance, insurance premiums, ground rents, if any, license fees, Taxes, advertising expenses, payroll and related taxes, management fees equal to the greater of 3% of Actual Operating Revenue or the management fees actually paid under any management agreement and operational equipment or other lease payments, but specifically excluding depreciation and amortization, income taxes, debt service on the Loan, and any item of expense that would otherwise be covered by the provisions hereof but which is paid by any tenant under such tenant’s Lease or other agreement.

“Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated association, any Governmental Authority or any other entity.

“Property” means, collectively, the real and personal property conveyed and encumbered by the Collateral Instruments.

“Rents” means all of the rents, royalties, issues, profits, revenues, earnings, income and other benefits of the Property or any part thereof, or arising from the use or enjoyment of the Property or any part thereof, including all such amounts paid under or arising from any of the Leases and all fees, charges, accounts or other payments for the use or occupancy of rooms or other public facilities within the Property or any part thereof.

“State” means the State of Michigan.

“Swap Contract” means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any form of master agreement (the “Master Agreement”) published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into prior to the date hereof or any time after the date hereof, between Swap Counterparty and Borrower, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.

“Swap Counterparty” means Lender or an Affiliate of Lender, in its capacity as counterparty under any Swap Contract.

“Swap Transaction” means any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, note or bill option, interest rate option, forward foreign exchange transaction, cap transaction, collar transaction, floor transaction, currency swap transaction, cross-currency rate swap transaction, swap option, currency option, credit swap or default transaction, T-lock, or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, entered into prior to the date hereof or anytime after the date hereof between Swap Counterparty and Borrower so long as a writing, such as a Swap Contract, evidences the parties’ intent that such obligations shall be secured by the Collateral Instruments in connection with the Loan.

“Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority or any communities facilities or other private district on Borrower or on any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits, but excluding Lender’s income taxes.

“Total Leverage Ratio” means such term as defined in the Credit Agreement, as it may be amended or modified.

“Transition Date” means the earlier of the following two dates: (a) the date on which the indebtedness and obligations under the Loan have been paid, performed and finally discharged in full (without possibility for disgorgement), and the Collateral Instruments have been released; or (b) the date on which the lien of the Collateral Instruments is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Property has been given to and accepted by Lender or any other purchaser or grantee free of occupancy and claims to occupancy by Borrower and its heirs, devisees, representatives, successors and assigns or Lender otherwise has the control of the Property; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, other than by the Lender, it agents, affiliates or employees, in bankruptcy proceedings or otherwise, the Transition Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

Schedule 2

Leasing and Tenant Matters

1.	Representations and Warranties of Borrower Regarding Leases.

Borrower represents and warrants that Borrower has delivered to Lender Borrower’s standard form of tenant lease, together with an accurate and complete rent roll for the Property, and no Lease reflected on the rent roll contains any option or right of first refusal to purchase all or any substantial portion of the Property or any present or future interest therein.

2.	Covenants of Borrower Regarding Leases and Rents.

Borrower covenants that, except in the ordinary course of business, Borrower (a) will observe and perform all of the obligations imposed upon the landlord in the Leases and will not do or permit to be done anything to impair the security thereof; (b) will use its best efforts to enforce or secure, or cause to be enforced or secured, the performance of each and every obligation and undertaking of the respective tenants under the Leases and will appear in and defend, at Borrower’s sole cost and expense, any action or proceeding arising under, or in any manner connected with, the Leases; (c) will not collect any of the Rents in advance of the time when the same become due under the terms of the Leases; (d) will not discount any future accruing Rents; (e) without the prior written consent of Lender, will not execute any assignment of the Leases or the Rents; and (f) will execute and deliver, at the request of Lender, all such assignments of the Leases and Rents in favor of Lender as Lender may from time to time reasonably require so long as they do not increase the obligations of the Borrower or reduce the benefits to the Borrower under the Loan Documents.

3.	Leasing Guidelines.

Borrower shall not enter into any Lease of space in the Property unless approved or deemed approved by Lender prior to execution. Borrower’s standard form of tenant lease has been approved by Lender. Lender shall be “deemed” to have approved any Lease that: (a) is on the standard form lease approved by Lender; (b) is entered into in the ordinary course of business with a bona fide unrelated third party tenant, and Borrower, acting in good faith and exercising due diligence; (c) reflects an arm’s length transaction; and (d) contains no option or right of first refusal to purchase all or any substantial portion of the Property or any present or future interest therein.

4.	Delivery of Leasing Information and Documents.

From time to time upon Lender’s request, Borrower shall promptly deliver to Lender a complete rent roll of the Property in such detail as Lender may reasonably require, together with such operating statements and leasing schedules and reports as Lender may reasonably require.

Schedule 3

Swap Contracts

1.         Swap Documentation. Within the timeframes required by Lender and Swap Counterparty, Borrower shall deliver to Swap Counterparty the following documents and other items, executed and acknowledged as appropriate, all in form and substance reasonably satisfactory to Lender and Swap Counterparty: (a) Master Agreement in the form published by the International Swaps and Derivatives Association, Inc. and related schedule in the form agreed upon between Borrower and Swap Counterparty; (b) a confirmation under the foregoing, if applicable; (c) the Guaranty; (d) if Borrower is anything other than a natural person, evidence of due authorization to enter into transactions under the foregoing Swap Contract with Swap Counterparty, together with evidence of due authorization and execution of any Swap Contract; and such other title endorsements, documents, instruments and agreements as Lender and Swap Counterparty may reasonably require to evidence satisfaction of the conditions set forth in this Section 1 of Schedule 3.

2.         Conveyance and Security Interest. To secure Borrower’s Obligations, Borrower hereby transfers, assigns and transfers to Lender, and grants to Lender a security interest in, all of Borrower’s right, title and interest, but not its obligations, duties or liabilities for any breach, in, under and to the Swap Contract, any and all amounts received by Borrower in connection therewith or to which Borrower is entitled thereunder, and all proceeds of the foregoing.

3.         Cross-Default. It shall be an Event of Default under this Agreement if any Event of Default occurs as defined under any Swap Contract as to which Borrower is the Defaulting Party, or if any Termination Event occurs under any Swap Contract as to which Borrower is an Affected Party. As used in this Section, the terms “Defaulting Party,” “Termination Event” and “Affected Party” have the meanings ascribed to them in the Swap Contract.

4.         Remedies; Cure Rights. In addition to any and all other remedies to which Lender and Swap Counterparty are entitled at law or in equity, Swap Counterparty shall have the right, to the extent so provided in any Swap Contract or any Master Agreement relating thereto, (a) to declare an event of default, termination event or other similar event thereunder and to designate an Early Termination Date as defined under the Master Agreement, and (b) to determine net termination amounts in accordance with the Swap Contract and to setoff amounts between Swap Contracts. Lender shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Lender may at any time determine to be necessary or advisable to cure any default under any Swap Contract or to protect the rights of Borrower or Swap Counterparty thereunder; provided, however, that before the occurrence of an Event of Default under this Agreement, Lender shall give prior written notice to Borrower before taking any such action. For this purpose, Borrower hereby constitutes Lender its true and lawful attorney-in-fact with full power of substitution, which power of attorney is coupled with an interest and irrevocable, to exercise, at the election of Lender, any and all rights and remedies of Borrower under the Swap Contract, including making any payments thereunder and consummating any transactions contemplated thereby, and to take any action that Lender may deem proper in order to collect, assert or enforce any claim, right or title, in and to the Swap Contract hereby assigned and conveyed, and generally to take any and all such action in relation thereto as Lender shall deem advisable. Lender shall not incur any liability if any action so taken by Lender or on its behalf shall prove to be inadequate or invalid. Borrower expressly understands and agrees that Lender is not hereby assuming any duties or obligations of Borrower to make payments to Swap Counterparty under any Swap Contract or under any other Loan Document. Such payment duties and obligations remain the responsibility of Borrower notwithstanding any language in this Agreement.